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                      AGREEMENT AND PLAN OF REORGANIZATION

                                      AMONG

                               HNC SOFTWARE INC.,

                             ONYX TECHNOLOGIES, INC.

                                       AND

                              FW2 ACQUISITION CORP.




                                  MARCH 9, 2000



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                      AGREEMENT AND PLAN OF REORGANIZATION


       THIS AGREEMENT AND PLAN OF REORGANIZATION (this "AGREEMENT") is entered into as of March 9, 2000, by and among HNC Software Inc., a Delaware corporation ("HNC"), ONYX Technologies, Inc., a Georgia corporation ("Company"), and FW2 Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of HNC ("NEWCO").

                                    RECITALS

       A. The parties intend that, on the terms and subject to the conditions hereinafter set forth, Newco will merge with and into Company in a reverse triangular merger (the "MERGER"), with Company to be the surviving corporation of the Merger, all pursuant to the terms and conditions of this Agreement, Articles of Merger substantially in the form of Exhibit A-1 (the "ARTICLES OF MERGER"), a Certificate of Merger substantially in the form of Exhibit A-2 (the "CERTIFICATE OF MERGER") and the applicable provisions of the laws of Georgia and Delaware. Upon the effectiveness of the Merger, (i) all the outstanding shares of common stock of Company, no par value per share ("COMMON STOCK"), will be converted into common stock of HNC, par value $0.001 per share ("HNC COMMON STOCK"), (ii) all options to purchase Company Common Stock will be assumed and converted into options to purchase HNC Common Stock and (iii) all the outstanding shares of Series A Preferred Stock of Company, no par value per share ("SERIES A PREFERRED STOCK"), will be cancelled, in the manner and on the basis determined herein and as provided in the Articles of Merger and Certificate of Merger.

       B. Concurrently with the execution of this Agreement, and as a condition and inducement to HNC's willingness to enter into this Agreement,
(i) each of the holders (other than HNC) of shares of Company Common Stock, stock options or other securities of Company (the "SHAREHOLDERS") is delivering an executed Representation and Indemnity Agreement in substantially the form attached hereto as Exhibit B-1 (the "INDEMNITY AGREEMENT"), (ii) each of the holders of shares of the Company's Common Stock is delivering an executed consent to this Agreement, to Company's performance of Company's obligations hereunder and to the Merger, in substantially the form attached hereto as Exhibit B-2 (a "CONSENT"), and (iii) each of James Kell Canty, Jeff Collins and Peter Hoeve, the founding shareholders of Company (the "FOUNDERS"), is delivering an executed Noncompetition Agreement, an executed Employment Agreement, an executed Liquidated Damages Escrow Agreement and an executed Registration Rights Agreement with HNC in substantially the forms attached hereto as Exhibit C (the "NONCOMPETITION Agreement"), Exhibit D (the "EMPLOYMENT AGREEMENT"), Exhibit E (the "LIQUIDATED DAMAGES ESCROW AGREEMENT") and Exhibit F (the "REGISTRATION RIGHTS AGREEMENT"), respectively, to be effective upon consummation of the Merger. In addition, each employee of Company shall execute and deliver to HNC an Employee Invention Assignment and Confidentiality Agreement in substantially the form provided by HNC, representing HNC's standard form of such agreement (the "INVENTION AND CONFIDENTIALITY AGREEMENTS"), to be effective upon consummation of the Merger and, to the extent requested by HNC, shall accept employment offer letters delivered by HNC to be effective upon consummation of the Merger.

       D. The Merger is intended to be treated as a "purchase" for accounting purposes and a tax-free reorganization pursuant to the provisions of Section 368(a)(1)(A) of the Internal

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Revenue Code of 1986, as amended (the "CODE"), by virtue of the provisions of
Section 368(a)(2)(E) of the Code.

       E. HNC, Company and certain securityholders of Company have entered into a Purchase Option Agreement dated as of October 26, 1999 (the "PURCHASE OPTION AGREEMENT"). The parties hereto agree that the Purchase Option Agreement is cancelled upon the closing of this Agreement and shall then be deemed to be of no further force or effect, except to the extent that any provisions thereof are incorporated by reference herein. The parties agree that, for the purposes of the Company Option Plan (as defined in Section 2.2(c) below), the Merger will be deemed to constitute the acquisition of Company by HNC pursuant to the Purchase Option Agreement.

       NOW, THEREFORE, the parties hereto agree as follows:

       1.     PLAN OF REORGANIZATION

              1.1 THE MERGER. The Articles of Merger will be filed with the Secretary of State of the State of Georgia and the Certificate of Merger will be filed with the Secretary of State of the State of Delaware as soon as practicable after the closing of the transactions provided for herein (the "CLOSING"). The effective time of the Merger (the "EFFECTIVE TIME") shall be the time of filing of the Articles of Merger unless otherwise specified in the Articles of Merger. On the terms and subject to the conditions of this Agreement, the Articles of Merger and the Certificate of Merger, Newco will be merged with and into Company in a statutory merger pursuant to the Articles of Merger and the Certificate of Merger and in accordance with applicable provisions of Delaware and Georgia laws as follows:

                     1.1.1 CONVERSION OF COMPANY SHARES. Each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and at the Effective Time, and without further action on the part of any holder thereof, be converted into
(a) the right to receive an amount in cash equal to the Cash Percentage times the Per Share Amount (determined in accordance with Section 1.1.4 hereof) and
(b) a number of fully paid and nonassessable shares of HNC Common Stock equal to (i) the product of the Stock Percentage times the Per Share Amount divided by (ii) the HNC Closing Price (determined in accordance with Section 1.1.4 hereof). Each share of Series A Preferred Stock that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and at the Effective Time, and without further action on the part of any holder thereof, be cancelled.

                     1.1.2 NO DISSENTING SHARES. Since all the Shareholders will have executed and delivered Indemnity Agreements, no shares of Company Common Stock or Company Preferred Stock will become entitled to appraisal or dissenters' rights under Georgia law.

                     1.1.3 CONVERSION OF COMPANY OPTIONS. Effective at the Effective Time, HNC will assume all outstanding options to purchase Company Common Stock (the "COMPANY OPTIONS"), and each of Company Options will automatically be converted into an option (an

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"HNC OPTION") to purchase that number of shares of HNC Common Stock which equals the number of shares of Company Common Stock subject to the Company Option immediately prior to the Effective Time multiplied by the Conversion Number (determined in accordance with Section 1.1.4 hereof), PROVIDED, HOWEVER, that if the foregoing calculation would result in an assumed and converted Company Option being converted into an HNC Option that, after aggregating all the shares of HNC Common Stock issuable upon the exercise of such HNC Option, would be exercisable for a fraction of a share of HNC Common Stock, then the number of shares of HNC Common Stock subject to such HNC Option will be rounded down to the nearest whole number of shares of HNC Common Stock. The exercise price per share of HNC Common Stock purchasable under each HNC Option will be equal to the exercise price per share of Company Common Stock under the corresponding Company Options divided by the Conversion Number, such exercise price being rounded up to the nearest cent. All of the other terms and conditions of each HNC Option will be the same in all material respects as the corresponding Company Option (including any right to repurchase shares issued upon exercise of Company Options, including the terms, exercisability, vesting schedules, status as an "incentive stock option" under Section 422 of the Code, if applicable, or as a nonqualified stock option), to the extent permitted by law and otherwise reasonably practicable (except as otherwise expressly provided in the terms of such Company Options); PROVIDED, HOWEVER, that, (a) the vesting of the "ONYX Accelerated Vesting Options" (as that term is defined in the Purchase Option Agreement, except that the number of shares subject to such options shall be 495,000 rather than 455,000, hereinafter referred to as the "NEW ACCELERATED VESTING OPTIONS") will become exercisable immediately before the Effective Time and (b) the vesting of no other Company Option or HNC Option will accelerate upon or by virtue of the Merger. All references to Company in the terms and conditions of such Company Option will thereafter be deemed to refer to HNC. All references to "Company" in the terms and conditions of such Company Option will thereafter be deemed to refer to HNC. To the extent that the terms of a Company Option provide that the pre-Closing employment service of the holder of such Company Option with Company is credited to such holder for purposes of applying any vesting schedule contained in such Company Option, such holder's pre-Closing employment service with Company will also be credited to such holder for purposes of applying any vesting schedule contained in the HNC Option issued to such holder upon the conversion of such Company Option at the Closing in order to determine the number of shares of HNC Common Stock that are exercisable under such HNC Option at any point in time. It is the intention of the parties that Company Options assumed by HNC qualify following the Effective Time as incentive stock options as defined in
Section 422 of the Code to the extent Company Options qualified as incentive stock options immediately prior to the Effective Time. No cash will be paid in lieu of fractional shares rounded down pursuant to this Section 1.1.3.

                     1.1.4  CERTAIN DEFINITIONS.

                            (a)    "PER SHARE AMOUNT" means that amount
(determined immediately prior to the Closing and, if necessary, to the fourth decimal point) obtained by dividing (i) the Purchase Amount by (ii) the number of Fully Diluted Company Shares. "PURCHASE AMOUNT" means the amount, as represented by Company to HNC in a certificate to be executed and delivered by Company's President or Chief Executive Officer on and as of the

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date on which the Closing takes place (the "PER SHARE AMOUNT CERTIFICATE"), equal to $35,000,000, PLUS the amount of Company's cash on hand, cash equivalents and funds in Company's Morgan Stanley account(s) (but not receivables) on the Closing Date, MINUS the amounts on the Closing Date of
(A) Company's current liabilities and (B) Company's long term liabilities associated with borrowings, equipment leases (not any building lease or other real estate lease) or other financing arrangements, which amounts will be determined in accordance with generally accepted accounting principles, applied on a consistent basis, it is provided, however, that the Purchase Amount will not exceed $38,500,000. "FULLY DILUTED COMPANY SHARES" means that number of shares of Company Common Stock (determined immediately prior to the Closing) that is equal to the sum of all shares of Company Common Stock that are issued and outstanding immediately prior to the Closing, plus the maximum total number of shares of Company Common Stock that are potentially issuable upon the exercise of any Company Options, computed as if all such Company Options are then immediately exercisable in full, without regard to any actual vesting provisions or other conditions to the exercise of such Company Options; except that the term "Fully Diluted Company Shares" does not include any shares of capital stock of Company that are held in Company's treasury immediately prior to the Closing. The Per Share Amount Certificate will include representations as to the Fully Diluted Company Shares, setting forth in detail the respective amounts of shares of Company Common Stock outstanding and Company Options included therein and confirming that, except for the shares of Series A Preferred Stock held by HNC, there are no other Company securities or rights to acquire Company securities as of the Closing.

                            (b)    The "CASH PERCENTAGE" is determined by
dividing (i) $1,500,000 by (ii) an amount equal to the Per Share Amount times the number of shares of Company Common Stock (determined immediately prior to the Closing) that are issued and outstanding immediately prior to the Closing (not including any shares of capital stock of Company that are held in Company's treasury immediately prior to the Closing).

                            (c)    The "STOCK PERCENTAGE" is equal to 100%
less the Cash Percentage.

                            (d)    The "HNC CLOSING SHARE PRICE" means the
average of the per share closing prices of the Common Stock of HNC as quoted on the Nasdaq Stock Market (or other market or exchange on which HNC Common Stock is then traded) and reported in THE WALL STREET JOURNAL for the 20 trading days ending on and including March 6, 2000; it is provided, however, that if calculating the Total Number of HNC Shares (as defined below) by using the average of the per share closing prices of HNC Common Stock as so quoted and reported for the 20 trading days ending on and including the trading date immediately preceding the date on which the Closing takes place (the "CLOSING TOTAL") would result in a Closing Total that is 5% or more greater than, or 5% ore more less than, the Total Number of HNC Shares as calculated using the average of the per share closing prices of HNC Common Stock as so quoted and reported for the 20 trading days ending on and including March 6, 2000 (the "MARCH 6 TOTAL"), then the HNC Closing Share Price will be that amount which would cause the Total Number of HNC Shares to equal an amount that is 5% more than or 5% less than, as applicable, the March 6 Total. For purposes of this Section 1.1.4(d), the term "TOTAL NUMBER OF HNC

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SHARES" means the total of (i) all shares of HNC Common Stock issued pursuant to Section 1.1.1 plus (ii) all shares of HNC Common Stock that will be issuable upon the exercise of all HNC Options issued pursuant to Section 1.1.3.

                            (e)    The "CONVERSION NUMBER" shall equal the
Per Share Amount divided by the HNC Closing Share Price.

                     1.1.5 ADJUSTMENTS FOR CAPITAL CHANGES. If prior to the Merger, HNC recapitalizes either through a split-up of the outstanding shares of HNC Common Stock into a greater number, or through a combination of such outstanding shares into a lesser number, or reorganizes, reclassifies or otherwise changes such outstanding shares into the same or a different number of shares of other classes (other than through a split-up or combination of shares provided for in the previous clause), or declares a dividend on its outstanding shares payable in shares or securities convertible into shares or sets a record date with respect to any of the foregoing that is before the Effective Time, the calculation of the HNC Closing Share Price will be adjusted appropriately.

                     1.1.6 ESCROW. HNC will withhold from the shares of HNC Common Stock issued to each Shareholder pursuant to Section 1.1.1 and from the amount of cash otherwise payable to each Shareholder pursuant to Section 1.1.1, 10% of such shares and 10% of such cash and will deliver such withheld shares and cash (the "ESCROW AMOUNT") to State Street Bank and Trust Company of California, N.A., or a similar institution chosen by HNC (the "ESCROW AGENT"), to be held by the Escrow Agent as security for the indemnification obligations of the Shareholders under their Indemnity Agreements and pursuant to the provisions of an escrow agreement in substantially the form of EXHIBIT G hereto among HNC, the Escrow Agent and the Representatives (as defined in Section 1.1.6(b)) (the "ESCROW AGREEMENT").

                            (a)    With respect to each Founder, the Escrow
Amount that will be withheld from the cash that would otherwise be payable to such Founder at the Closing will be separate and apart from (and will not reduce the amount of) any cash that is withheld from such Founder and placed in the escrow created pursuant to the Liquidated Damages Escrow Agreement.

                            (b)    The Shareholders, by executing and
delivering written consents to the Merger and this Agreement, by executing and delivering Indemnity Agreements and/or by tendering their Company Certificates as provided in Section 6.2, shall be deemed to (i) adopt and agree to be bound by the Escrow Agreement (and the indemnification provisions incorporated by reference therein), (ii) appoint the Founders as representatives of the Shareholders (the "REPRESENTATIVES") under the Escrow Agreement and as attorneys-in-fact and agents for and on behalf of each Shareholder as provided in the Escrow Agreement, (iii) authorize the Representatives to take any and all actions and make any and all decisions required or permitted to be taken or made by the Representatives under the Escrow Agreement, including the exercise of the power to (A) authorize delivery to HNC of amounts in escrow in satisfaction of indemnity claims as provided therein, (B) agree to negotiate and enter into settlements and compromises of, demand arbitration of, and comply with orders of courts and

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awards of arbitrators with respect to, such claims; (C) arbitrate, resolve, settle or compromise any claim for indemnity made as provided therein and (D) take all actions necessary in the judgment of the Representatives for the accomplishment of the foregoing. The Representatives will have unlimited authority and power to act on behalf of each Shareholder with respect to the Escrow Agreement, the disposition, settlement or other handling of all claims governed by the Escrow Agreement, so long as all Shareholders are treated in the same manner. The Shareholders will be bound by all actions taken by the Representatives in connection with the Escrow Agreement, and HNC will be entitled to rely on any action or decision of any of two of the Representatives as constituting the action or decision of the Representatives pursuant to their authority to act on behalf of the Shareholders pursuant to the Escrow Agreement and this Agreement. In performing the functions specified in this Agreement or the Escrow Agreement, the Representatives will not be liable to any Shareholder for any act or omission as Representatives made in good faith and in the exercise of reasonable judgment. Any out-of-pocket costs and expenses reasonably incurred by the Representatives in connection with actions taken pursuant to the terms of the Escrow Agreement will be paid by the Shareholders to the Representatives, out of any amounts that would otherwise be distributed to the Shareholder from the escrow, pro rata in proportion to their respective percentage interests in the amount in escrow.

                     1.1.7 CONVERSION OF NEWCO SHARES. Each share of Newco Common Stock ("NEWCO COMMON STOCK"), that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without further action on the part of the sole stockholder of Newco, be converted into and become one share of Company Common Stock that is issued and outstanding immediately after the Effective Time, and the shares of Company Common Stock into which the shares of Newco Common Stock are so converted shall be the only shares of Company Common Stock that are issued and outstanding immediately after the Effective Time.

              1.2 FRACTIONAL SHARES. No fractional shares of HNC Common Stock will be issued in connection with the Merger, but in lieu thereof, the holder of any shares of Company Common Stock or Company Preferred Stock who would otherwise be entitled to receive a fraction of a share of HNC Common Stock will receive from HNC, promptly after the Effective Time, an amount of cash equal to the closing price of HNC Common Stock on the Nasdaq National Market on the last trading day before the Effective Time multiplied by the fraction of a share of HNC Common Stock to which such holder would otherwise be entitled.

              1.3 EFFECTS OF THE MERGER. At the Effective Time: (a) the separate existence of Newco will cease, Newco will be merged with and into Company and Company will be the surviving corporation (the "SURVIVING CORPORATION"), pursuant to the terms of the Articles of Merger and Certificate of Merger; (b) the Articles of Incorporation and Bylaws of Company will continue unchanged to be the Articles of Incorporation and Bylaws of the surviving corporation; (c) each share of Company Common Stock and Company Series A Preferred Stock outstanding immediately prior to the Effective Time will be converted or cancelled as provided in this Section 1;
(d) each share of Newco Common Stock outstanding immediately prior to the Effective Time will be converted into one outstanding share of Company Common Stock; and (e) the Merger will, at and after the Effective Time, have all of the effects provided by applicable

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law. Promptly following the Effective Time, the Surviving Corporation will cause to be filed with the Secretary of State of Georgia, Articles of Incorporation in the form determined by HNC. After the Effective Time, HNC may cause the sole director of Newco immediately prior to the Effective Time to become the sole director of the Surviving Corporation and the officers of Newco to become the officers of the Surviving Corporation.

              1.4 FURTHER ASSURANCES. Company agrees that if, at any time after the Effective Time, HNC considers that any further deeds, assignments or assurances are reasonably necessary or desirable to vest, perfect or confirm in HNC title to any property or rights of Company as provided herein, HNC and any of its officers are hereby authorized by Company to execute and deliver all such proper deeds, assignments and assurances and do all other things necessary or desirable to vest, perfect or confirm title to such property or rights in HNC and otherwise to carry out the purposes of this Agreement, in the name of Company or otherwise.

              1.5 TAX-FREE REORGANIZATION. The parties intend to adopt this Agreement as a tax-free plan of reorganization and to consummate the Merger in accordance with the provisions of Section 368(a)(1)(A) of the Code, by virtue of the provisions of Section 368(a)(2)(E) of the Code. The shares of HNC Common Stock issued in the Merger will be issued solely in exchange for the issued and outstanding shares of Company Common Stock pursuant to this Agreement, the HNC Options issued in the Merger will be issued solely in exchange for the outstanding Company Options, and no other transaction other than the Merger represents, provides for or is intended to be an adjustment to the consideration paid for Company Common Stock or Company Options. Except for cash paid in lieu of fractional shares, no consideration that could constitute "other property" within the meaning of Section 356 of the Code will be paid by HNC for shares of Company Common Stock, Company Preferred Stock or Company Options in the Merger. In addition, HNC represents that it presently intends, and that at the Effective Time it will intend, to continue Company's historic business or use a significant portion of Company's business assets in a business.

       2.     REPRESENTATIONS AND WARRANTIES OF COMPANY

       Company hereby represents and warrants to HNC that, except as set forth in the Company disclosure letter (the "COMPANY DISCLOSURE LETTER") delivered by Company to HNC herewith (which Company Disclosure Letter shall be deemed to be representations and warranties by Company to HNC under this Section and shall modify the specific representations referred to therein whether or not specific item numbers of the Disclosure Letter are explicitly referred to below), the following statements are true and complete:

              2.1 ORGANIZATION, GOOD STANDING AND QUALIFICATION. Company has been duly incorporated and organized, and is validly existing in good standing, under the laws of the State of Georgia. Company has the corporate power and authority to enter into and perform this Agreement, to own and operate its properties and assets and to carry on its business as currently conducted and as presently proposed to be conducted. Company is duly qualified to transact business, and is in good standing, as a foreign corporation in all jurisdictions in which it is required to be qualified to transact intrastate business as Company's business is currently

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conducted and as it is presently proposed to be conducted by Company, except for jurisdictions in which Company's failure to so qualify would not have a material adverse effect on the business and operations of Company taken as a whole. Company is, and has since inception been, a C corporation for federal income tax purposes.

              2.2 CAPITALIZATION. The capitalization of Company immediately prior to the Closing will consist of the following:

                     (a) PREFERRED STOCK. A total of 1,260,000 authorized shares of preferred stock, no par value per share (the "COMPANY PREFERRED STOCK"), all of which shares are designated as Series A Preferred Stock and are issued and outstanding. The rights, preferences, privileges and restrictions of the Series A Stock will be as stated in the Restated Articles and as provided by law.

                     (b) COMMON STOCK. A total of 10,000,000 authorized shares of Company Common Stock, no par value per share, of which 8,040,000 shares will be issued and outstanding and will be beneficially owned by the Founders (2,680,000 shares will be beneficially owned by each Founder).

                     (c)    OPTIONS, WARRANTS, RESERVED SHARES. Except for:
(i) the Series A Preferred Stock; (ii) 700,000 shares of Common Stock (less any shares issued upon the exercise of New ONXY Accelerated Options prior to the Effective Time) reserved for issuance upon the exercise of options granted or to be granted to employees of the Company under Company's 1999 Stock Option Plan (the "COMPANY OPTION PLAN"), under which Company Options to purchase a total of 665,000 shares of Common Stock will be outstanding as of immediately prior to the Closing; there will be no outstanding option, warrant, right (including conversion or preemptive rights) or agreement for the purchase or acquisition from Company of any shares of its capital stock or any securities convertible into or ultimately exchangeable or exercisable for any shares of Company's capital stock. Set forth in Item 2.2(c) of the Company Disclosure Letter is a true and complete list of the following: the holders of the ONYX Options as to the date hereof and, for each such holder, the shares subject to issuance upon the exercise of such holder's options, the amount of each such holder's options that is vested and the amount unvested, the vesting schedule for such holder's options and the amount of such holder's options that will become exercisable upon a change of control of the Company. The aggregate number of shares subject to ONYX Options that will become exercisable upon a change of control of the Company in any transaction involving HNC does not exceed 495,000, and all such options are included in the New ONYX Accelerated Vesting Options referred to above. No other ONYX Options will become exercisable as a result of the Merger. Apart from the exceptions noted in this Section 2.2(c), no shares of the Company's outstanding capital stock, or stock issuable upon the exercise or exchange of any outstanding options, warrants or rights issued by Company, or other stock issuable by Company, are subject to any preemptive rights, rights of first refusal or other rights to purchase such stock (whether in favor of Company or any other person), pursuant to any agreement, understanding or commitment of, or binding on, Company.

                     (d) OUTSTANDING SECURITY HOLDERS. Item 2.2(d) of the Company Disclosure Letter sets forth a complete list of all shareholders, option holders, warrant holders, convertible note holders and other security holders of Company as of immediately prior to the Closing, which sets forth the number, class and Series of outstanding shares, options, warrants, notes and other securities held by each such security holder.

              2.3 SUBSIDIARIES. Company does not presently own or control, directly or indirectly, any interest in any other corporation, partnership, limited liability company, trust, joint venture, association, or other entity.

              2.4 DUE AUTHORIZATION. All corporate action on the part of Company's directors and shareholders that is necessary for the authorization, execution, delivery of, and the performance of all obligations of Company under, this Agreement and for the authorization of the Merger has been taken. Assuming the due authorization, execution and delivery by HNC and Newco, each of this Agreement and the Indemnity Agreement is the valid and binding obligation of Company, enforceable against Company in accordance with its terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) general equitable principles governing specific performance, injunctive relief and other equitable remedies.

              2.5 VALID ISSUANCE OF STOCK. The outstanding shares of the capital stock of Company are duly authorized and validly issued, fully paid and nonassessable and have been approved by all requisite action of Company's Board of Directors and shareholders. Such shares of such capital stock, and all outstanding options, warrants, convertible notes and other securities of Company, have been issued in full compliance with the registration and prospectus delivery requirements of the Securities Act of 1933, as amended (the "1933 ACT"), or in compliance with applicable exemptions therefrom, the registration and qualification requirements of all applicable securities laws of states of the United States and all other provisions of applicable securities laws, including, without limitation, anti-fraud provisions.

              2.6 GOVERNMENTAL CONSENTS. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of Company for the Merger or in order to enable Company to execute, deliver and perform its obligations under this Agreement, EXCEPT FOR
(a) the filing of the Articles of Merger and the Certificate of Merger with the Georgia Secretary of State and the Delaware Secretary of State, respectively, and the filing of such officers' certificates and other documents as are required to effect the Merger under Delaware and Georgia law, (b) such filings as may be required to comply with the federal and state securities laws. All such filings will be made as prescribed by law and (c) such filings and notifications, if any, as may be necessary under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and the expiration of applicable waiting periods under the HSR Act.

              2.7 LITIGATION. To the knowledge of Company, there is no action, suit, proceeding, arbitration or investigation ("ACTION") pending (or currently threatened) against Company or its

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predecessor or any of the activities, properties or assets of Company or its predecessor or against any officer, director, member or employee of Company or its predecessor in connection with such officer's, director's, member's or employee's relationship with, or actions taken on behalf of, Company or its predecessor. To Company's knowledge, there is no factual or legal basis for any such Action that might result, individually or in the aggregate, in any material adverse change in the business, properties, assets, financial condition, affairs or prospects of Company. By way of example but not by way of limitation, there are no Actions pending or, to Company's knowledge, threatened (or any basis therefor known to Company) relating to the prior employment of any of Company's employees or consultants, their use in connection with Company's business of any information, technology or techniques allegedly proprietary to any of their former employers, clients or other parties, or their obligations under any agreements with prior employers, clients or other parties. Neither Company nor its predecessor is a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality, and there is no Action by Company currently pending or which Company intends to initiate.

              2.8 INVENTION ASSIGNMENT AND CONFIDENTIALITY AGREEMENT. Except as set forth in Item 2.8 of the Company Disclosure Letter, each former and current employee, officer, consultant and contractor of Company, and each former employee, officer, consultant or contractor of Company's predecessor, has entered into and executed and, to Company's knowledge, is not in violation of, an Invention Assignment and Confidentiality Agreement in the form attached to the Purchase Agreement as Exhibit D thereto or an employment or consulting agreement containing substantially similar terms. Although neither Company nor its predecessor has received an Invention Assignment and Confidentiality Agreement from the former employees or former contractor referred to in Item 2.8 of the Company Disclosure Letter, none of such persons has any rights to any of Company's intellectual property.

              2.9    STATUS OF PROPRIETARY ASSETS.

                     (a) OWNERSHIP. Company has full title and ownership of, or has license to, all patents, patent applications, trademarks, service marks, trade names, copyrights, moral rights, mask works, trade secrets, confidential and proprietary information, software, formulas, models, algorithms, designs, proprietary rights, know-how and processes (all of the foregoing, whether or not registered, are collectively hereinafter referred to as the "PROPRIETARY ASSETS") necessary to enable it to carry on its business as now conducted and as presently proposed to be conducted, without any conflict with or infringement of the rights of others. A complete list of all Company's Proprietary Assets is set forth in Exhibit E to the Purchase Agreement or in Item 2.9(a) of the Company Disclosure Letter. Except for source code escrow arrangements listed in Item 2.9(a) of the Company Disclosure Letter, to Company's knowledge, no third party has any claim in or lien on any of Company's Proprietary Assets. Company has taken, and in the future Company will take, all steps reasonably necessary to preserve its legal rights in, and the secrecy of, all its Proprietary Assets, except those for which disclosure is required for legitimate business or legal reasons.

                     (b) LICENSES; OTHER AGREEMENTS. Except for licenses granted in the ordinary course of business and listed in Item 2.9(b) of the Company Disclosure Letter, neither

Company nor its predecessor has granted, and, to Company's knowledge, there are not outstanding, any options, licenses or agreements of any kind relating to any Proprietary Asset. Company is not (i) bound by or a party to any option, license or agreement of any kind with respect to any of its Proprietary Assets or (ii) obligated to pay any royalties or other payments to third parties with respect to the marketing, sale, distribution, manufacture, license or use of any Proprietary Asset or any other property or rights of any party.

                     (c) NO INFRINGEMENT. To Company's knowledge, neither Company nor its predecessor has violated or infringed, and Company is not currently violating or infringing, any Proprietary Asset or any intellectual property right of any other person or entity. Neither Company nor its predecessor has received any communications alleging that Company (or any of its employees or consultants) has violated or infringed or, by conducting its business as proposed, would violate or infringe, any Proprietary Asset or any intellectual property right of any other person or entity.

                     (d) NO BREACH BY EMPLOYEE. Company is not aware that any employee or consultant of Company is obligated under any agreement (including licenses, covenants or commitments of any nature) or subject to any judgment, decree or order of any court or administrative agency, or any other restriction, that would interfere with the use of his or her best efforts to carry out his or her duties for Company or to promote the interests of Company or that would conflict with Company's business as proposed to be conducted. The carrying on of Company's business by the employees and contractors of Company and the conduct of Company's business as presently proposed, will not conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which Company or, to Company's knowledge, any of such employees or contractors or Company is now obligated. To Company's knowledge, it is not necessary and it will not become necessary for Company to utilize any inventions of any employees of Company or its predecessor (or persons Company currently intends to hire) made prior to their employment by Company or its predecessor, as applicable. At no time during the conception of or reduction of any of Company's or its predecessor's Proprietary Assets to practice was any developer, inventor or other contributor to such patents operating under any grants from any governmental entity or agency or private source, performing research sponsored by any governmental entity or agency or private source or subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any third party that could adversely affect Company's rights in such Proprietary Assets.

              2.10 COMPLIANCE WITH LAW AND CHARTER DOCUMENTS; NO CONFLICTS OR REQUIRED CONSENTS OR Filings. Company is not in violation or default of any provisions of its Articles of Incorporation or Bylaws and, except for any violations that individually and in the aggregate would have no material adverse impact on Company's business, Company is in compliance with all applicable statutes, laws, regulations and executive orders of the United States of America and all states, foreign countries or other governmental bodies and agencies having jurisdiction over Company's business or properties. Company has not received any notice of any violation of any such statute, law, regulation or order which has not been fully cured prior to the date hereof. The execution, delivery and performance of this Agreement and the Indemnity Agreement and the consummation of the transactions contemplated hereby or thereby will not
(a) result in any violation, breach or default of, or be in conflict with, with or without the passage of time or the giving of notice or both, Company's Articles of Incorporation or Bylaws or any judgment, order or decree of any court or arbitrator to which Company is a party or is subject,
(b) with or without the passage of time or the giving of notice or both, result in any breach of, or constitute a default under, or give go others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any encumbrance on or claim to any Company assets or shares of capital stock, pursuant to any agreement or other instrument to which Company is a party or by which Company or any of its assets or capital stock is bond or affected, (c) require the consent of any person or entity (other than such consents as have been obtained) or (d) to Company's knowledge, result in a violation by Company of any statute, law or regulation.

              2.11   MATERIAL AGREEMENTS.

                     (a) LIST OF MATERIAL AGREEMENTS. Item 2.11(a) of the Company Disclosure Letter (which may, to the extent appropriate, incorporate by reference EXHIBIT F to the Series A Preferred Stock Purchase Agreement dated as of October 15, 1999 between Company and HNC (the "PURCHASE AGREEMENT")) sets forth a complete list of all agreements, contracts, leases, licenses, instruments and commitments (oral or written) to which Company is a party or is bound that, individually or in the aggregate, are material to the business, properties, financial condition, results of operation, affairs or prospects of Company (collectively, "MATERIAL AGREEMENTS" and each individually a "MATERIAL AGREEMENT"). The Material Agreements include (i) all agreements regarding any shares of capital stock, options, warrants or other securities of Company or any rights with respect thereto and (ii) all inbound licenses (other than inbound licenses for off-the-shelf items, none which licenses includes terms that adversely affect Company's ownership or use of its intellectual property), and outbound licenses, to which Company is a party or which affects Company's Proprietary Assets or other assets. Company has provided HNC with a true and complete copy of each Material Agreement.

                     (b) NO BREACH. Neither Company nor its predecessor has breached (and Company does have any knowledge of any claim or threat that Company or its predecessor has breached) any term or condition of (i) any Material Agreement or (ii) any other agreement, contract, lease, license, instrument or commitment that, individually or in the aggregate, would have a material adverse effect on the business, properties, financial condition, results of operations or affairs or prospects of Company. Each Material Agreement set forth in Item 2.11(a) of the Company Disclosure Letter is in full force and effect and, to Company's knowledge, no other party to such Material Agreement is in default thereunder. Company is not a party to any agreement that restricts its ability to market or sell any of its products (whether by territorial restriction, market restriction or otherwise). Company has no liabilities or obligations of any nature (including, without limitation, absolute liabilities, accrued liabilities and contingent liabilities) under any Material Agreement, other than any liability that is reflected or accrued in the Financial Statements (as defined in Section 2.16 below) and other than the continuing obligation to perform under the respective terms of the agreements.

              2.12 REGISTRATION RIGHTS; VOTING AGREEMENTS. Except as provided in the Investor's Rights Agreement entered into pursuant to the Purchase Agreement, Company is not under any obligation to register under the 1933 Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities, nor is Company obligated to register or qualify any such securities under any state securities or blue sky laws. Company is not a party to any agreement regarding the voting of any shares of its stock or other securities and, to Company's knowledge, no shareholder or other securityholder of Company is a party to any such agreement regarding the voting of any of Company's shares of its stock or other securities.

              2.13 ARTICLES; BYLAWS. The Articles of Incorporation and the Bylaws of Company are in the forms provided to HNC in connection with the Purchase Agreement.

              2.14 MINUTE BOOKS. The minute books of Company provided to HNC contain complete copies of all minutes of all meetings, and all written consents and actions, of the board of directors and the shareholders of Company since the time of its incorporation.

              2.15 TITLE TO PROPERTY AND ASSETS. Company owns its properties and assets free and clear of all mortgages, deeds of trust, liens, encumbrances, security interests and claims except for statutory liens for the payment of current taxes that are not yet delinquent and liens, encumbrances and security interests which arise in the ordinary course of business and which do not affect material properties and assets of Company. With respect to the property and assets it leases, Company is in compliance with such leases and holds valid leasehold interests in such assets free, to Company's knowledge, of any liens, encumbrances, security interests or claims of any party other than the lessors of such property and assets.

              2.16 FINANCIAL STATEMENTS. Attached to the Company Disclosure Letter are unaudited balance sheets of Company dated January 31, 2000 (the "BALANCE SHEET DATE") and December 31, 1999 and unaudited income statements and statements of cash flows of Company for January 2000 and for the period from inception through December 31, 1999. In addition, Company has furnished HNC (i) an unaudited balance sheet of Company's predecessor as of October 25, 1999 and unaudited income statements and statements of cash flows of such predecessor for the period commencing January 1, 1999 and ending on October 25, 1999 and (ii) unaudited balance sheets of such predecessor as of December 31, 1998 and December 31, 1999 and unaudited income statements and statement of changes in cash flows of such predecessor for its fiscal years ended December 31, 1998 and December 31, 1997 (all such financial statements are collectively referred to herein as the "FINANCIAL Statements"). The Financial Statements (i) are in accordance with the books and records of Company or its predecessor, as applicable, (ii) are true, correct and complete and present fairly the financial condition of Company or its predecessor, as applicable, at the date or dates therein indicated and the results of operations for the period or periods therein specified and (iii) have been prepared on the accrual method of accounting in accordance with generally accepted accounting principles, applied on a consistent basis (except for the omission of notes to the unaudited Financial Statements). Specifically, but not by way of limitation, the respective balance sheets of the Financial Statements disclose all of Company's and predecessor's material debts, liabilities and obligations of any nature, whether due or to become due, as of their respective dates (including, without limitation, absolute liabilities, accrued liabilities, and contingent liabilities) to the extent such debts, liabilities and obligations are required to be disclosed in accordance with generally accepted accounting principles. Company has good and marketable title to all assets set forth on the balance sheet of Company as of the Balance Sheet Date, except for such assets as have been spent, sold or transferred in the ordinary course of business since the Balance Sheet Date.

              2.17   CERTAIN ACTIONS. Except as specifically set forth in
Item 2.17 of the Company's Disclosure Letter, since the Balance Sheet Date, Company has not: (i) declared or paid any dividends on, or authorized or made any distribution upon or with respect to, any class or Series of its capital stock; (ii) incurred any indebtedness for money borrowed or incurred any other liabilities (OTHER THAN trade payables incurred in the ordinary course of business) in excess of $10,000 individually or in excess of $25,000 in the aggregate; (iii) made any loans or advances to any person, other than ordinary advances for travel expenses; (iv) sold, exchanged or otherwise disposed of any material assets or rights other than the sale of inventory in the ordinary course of its business; or (v) entered into any transactions with any of its officers, directors or employees or any entity controlled by any of such individuals.

              2.18 ACTIVITIES SINCE BALANCE SHEET DATE. Since the Balance Sheet Date, there has not been:

                     (a) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operating results, prospects or business of Company (as presently conducted and as presently proposed to be conducted);

                     (b) any waiver by Company of a valuable right or of a material debt owed to it;

                     (c) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by Company, except such a satisfaction, discharge or payment made in the ordinary course of business that is not material to the assets, properties, financial condition, operating results or business of Company;

                     (d) any material change or amendment to a material contract or arrangement by which Company or any of its assets or properties is bound or subject, except for changes or amendments which are expressly provided for or disclosed in this Agreement;

                     (e) any material change in any compensation arrangement or agreement with any present or prospective employee, contractor or director; or

                     (f) to Company's knowledge, any other event or condition of any character which would materially and adversely affect the assets, properties, financial condition, operating results or business of Company.

              2.19 ERISA PLANS. Company does not have any Employee Pension Benefit Plan as defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended.

              2.20 INSURANCE. Company has in full force and effect fire and casualty insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow it to replace any of its properties that might be damaged or destroyed.

              2.21   TAXES.

                     (a) Each of Company and its predecessor has timely filed all federal, state, local and foreign tax returns required to be filed by it. Company has timely paid all taxes required to be paid by it, has established an adequate accrual or reserve for the payment of all taxes payable but not yet due, has made all necessary estimated tax payments, and has no material liability for taxes in excess of the amount so paid or accruals or reserves so established. The owners (members) of Company's predecessor have timely paid all taxes required to be paid by them as such owners (members), and Company has no liability for taxes in respect of its predecessor. No deficiencies for any tax have been threatened, claimed, proposed or assessed against Company or any of its officers, employees or agents in their capacity as such or against Company's predecessor or any members of Company's predecessor as such. Neither Company nor its predecessor has received any notification that any material issues have been raised by (or are currently pending) before the Internal Revenue Service or any other taxing authority (including but not limited to any sales or use tax authority) regarding Company or its predecessor, and no tax return of Company or its predecessor has ever been audited by the Internal Revenue Service or any state or local taxing agency or authority. No tax liens have been filed against any assets of Company or its predecessor.

                     (b) For the purposes of this Section, the terms "TAX" and "TAXES" include all federal, state, local and foreign income, alternative or add-on minimum income, gains, franchise, excise, property, property transfer, sales, use, employment, license, payroll, ad valorem, payroll, documentary, stamp, occupation, recording, value added or transfer taxes, governmental charges, fees, customs duties, levies or assessments (whether payable directly or by withholding), and, with respect to any such taxes, any estimated tax, interest, fines and penalties or additions to tax and interest on such fines, penalties and additions to tax.

              2.22 LABOR AGREEMENTS AND ACTIONS. Company is not bound by or subject to any contract, commitment or arrangement with any labor union, and to Company's knowledge, no labor union has requested, sought or attempted to represent any employees, representatives or agents of Company. There is no strike or other labor dispute involving Company pending nor, to Company's knowledge, threatened, nor is Company aware of any labor organization activity involving any of its employees. Company is not aware that any officer or employee of Company intends to terminate his or her employment with Company, nor does Company have any present intention to terminate the employment of any of its officers or employees.

              2.23 ENVIRONMENTAL MATTERS. Company is in compliance with all applicable Environmental Laws (as defined below), which compliance includes the possession by Company of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. Company has not received any notice or other communication (in writing or otherwise), whether from a governmental body, citizens' groups, employee or otherwise, that alleges that Company is not in compliance with any Environmental Law, and there are no circumstances that may prevent or interfere with the compliance by Company with any current Environmental Law in the future. To Company's knowledge, no current or prior owner of any property leased or controlled by Company has received any notice or other communication (in writing or otherwise), whether from a government body, citizens group, employee or otherwise, that alleges that such current or prior owner or Company is not in compliance with any Environmental Law. All governmental authorizations currently held by Company pursuant to any Environmental Law (if any) are identified in Item 2.23 of the Company Disclosure Letter. For purposes of this Section 2.23: (i) "ENVIRONMENTAL LAW" means any federal, state, local or foreign statute, law regulation or other legal requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; (II) "MATERIAL OF ENVIRONMENTAL CONCERN" include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is currently regulated by an Environmental Law or that is otherwise a danger to health, reproduction or the environment; and (iii) "COMPANY" includes Company's predecessor.

              2.24 REAL PROPERTY HOLDING CORPORATION STATUS. Company is not, and since its inception has not been, (i) a "United States real property holding corporation", as defined in Section 897(c)(2) of the Code, and in
Section 1.897-2(b) of the Treasury Regulations issued under the Code (the "REGULATIONS"), and Company has filed with the Internal Revenue Service all statements, if any, with its United States income tax returns which are required under Section 1.897-2(h) of the Regulations or (ii) a collapsible corporation, as defined in Section 341 of the Code, and Company has not filed an election under Section 341(f) of the Code.

              2.25 INTERESTED PARTY TRANSACTIONS. To the knowledge of Company, no officer or director of Company or any "AFFILIATE" or "ASSOCIATE" (as those terms are defined in Rule 405 promulgated under the 1933 Act) of any such person has had, either directly or indirectly, a material interest in: (i) any person or entity which purchases from or sells, licenses or furnishes to Company any goods, property, technology, intellectual or other property rights or services; or (ii) any contract or agreement to which Company is a party or by which it may be bound or affected.

              2.26 CORPORATE DOCUMENTS. Company has made available to HNC for examination all documents and information listed in the Company Disclosure Letter or other exhibits called for by this Agreement, including, without limitation, the following: (a) copies of Company's Articles of Incorporation and Bylaws as currently in effect; (b) Company's minute book containing all records of all proceedings, consents, actions and meetings of Company's directors and shareholders; (c) Company's stock ledger, journal and other records reflecting all stock issuances and transfers; and (d) all permits, orders and consents issued by any regulatory agency with respect to Company, or any securities of Company, and all applications for such permits, orders and consents. The books, records and accounts of Company (a) are in all material respects true and complete, (b) have been maintained in accordance with reasonable business practices on a basis consistent with prior years and
(c) accurately and fairly reflect in all material respects the transactions and dispositions of the assets of Company.

              2.27 DISCLOSURE. This Agreement and the Company Disclosure Letter (when read together) do not contain any untrue statement of a material fact and do not omit to state a material fact necessary to make statements therein or herein not misleading.

       3.     REPRESENTATIONS AND WARRANTIES OF HNC

       Each of HNC and Newco, where applicable, hereby represents and warrants to Company that, except as set forth in the HNC Disclosure Letter (the "HNC DISCLOSURE LETTER") delivered by HNC to Company herewith (which HNC Disclosure Letter shall be deemed to be representations and warranties of HNC under this Section 3), the following statements are true and complete:

              3.1 ORGANIZATION AND GOOD STANDING. Each of HNC and Newco has been duly incorporated and organized, and is validly existing and in good standing, under the laws of the State of Delaware and has the corporate power and authority to enter into and perform this Agreement, own, operate and lease its properties and to carry on its business as currently conducted and as presently proposed to be conducted.

              3.2    POWER, AUTHORIZATION, VALIDITY.

                     3.2.1 All corporate action on the part of each of HNC and Newco that is necessary for the authorization, execution, delivery of, and the performance of all its obligations under, this Agreement and for the authorization of the Merger has been taken or will be taken prior to the Closing.

                     3.2.2 No consent or approval, or authorization of, or registration, qualification designation, declaration or filing with any federal, state or local governmental authority is required on the part of HNC or Newco for the Merger or in order to enable HNC or Newco to execute, deliver and to perform its obligations under this Agreement and the agreements to be executed and delivered by HNC and referred to in Exhibits B through G hereto, EXCEPT FOR (a) the filing of the Articles of Merger and the Articles of Merger with the Georgia Secretary of State and the Delaware Secretary of State, respectively, and the filing of such officers' certificates and other documents as are required to effect the Merger under Delaware and Georgia law, (b) such filings as may be required to comply with federal and state securities laws. All such filings will be made as prescribed by law, (c) such filings and notifications, if any, as may be necessary under the HSR Act and the expiration of applicable waiting periods under the HSR Act and (d) such filings as may be required by the Nasdaq National Market with respect to the shares of HNC Common Stock to be issued in the Merger or issued upon the exercise of the Company Options to be assumed by HNC in the Merger.

                     3.2.3 Assuming the due authorization, execution and delivery by Company, this Agreement is the valid and binding obligation of HNC and Newco, enforceable against HNC and Newco in accordance with its terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) general equitable principles governing specific performance, injunctive relief and other equitable remedies.

              3.3 NO VIOLATION. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby or thereby will not result in any violation, breach or default of, or be in conflict with, with or without the passage of time or the giving of notice or both, HNC's Certificate of Incorporation or Bylaws, any judgment, order or decree of any court or arbitrator to which HNC is a party or is subject, any agreement or contract of HNC, or, to HNC's knowledge, a violation of any statute, law, regulation or order.

              3.4 DISCLOSURE. HNC has furnished Company with its annual report on Form 10-K for its fiscal year ended December 31, 1998, its proxy statement for its annual stockholders meeting held on May 20, 1999, its report on Form 10-Q for the quarter ended September 30, 1999, all other reports or documents required to be filed by HNC pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "1934 ACT"), since the filing of such 10-Q report, HNC's results for the quarter and fiscal year ended December 31, 1999 (the "HNC BALANCE SHEET DATE") included in HNC's press release dated January 26, 2000 and the prospectus dated in November 1999 of Retek Inc. (such documents, together with documents filed under the 1934 Act after the date of this Agreement, being the "HNC DISCLOSURE PACKAGE"). HNC has filed all such reports and documents required to be filed by it since January 1, 1999. The HNC Disclosure Package, this Agreement, the exhibits and schedules hereto, and any certificates or documents to be delivered to Company pursuant to this Agreement, when taken together, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading. The financial statements (including any related schedules and/or notes) included in the HNC Disclosure Package have been prepared in accordance with generally accepted accounting principles applied on a consistent basis with prior periods (except as may be indicated in the notes thereto) throughout the periods involved and fairly present the financial position, results of operations and cash flows as of the dates and for the periods indicated therein. Since the HNC Balance Sheet Date, there has not been a material adverse change in the business, financial condition or operations of HNC and its subsidiaries taken as a whole.

              3.5 VALID ISSUANCE OF STOCK. The HNC Common Stock to be issued in the Merger, when issued in accordance with the provisions of this Agreement, (a) will be validly issued, fully paid and nonassessable and, (b) will be free and clear of any liens or encumbrances except for applicable securities law restrictions on transfer, including those imposed by Regulation D and Rule 144 promulgated under the 1933 Act and (c), based in part upon the representations by the Shareholders to HNC in the Indemnity Agreement, will be issued in compliance with exemptions from the registration requirements of the 1933 Act and applicable state securities laws.

              3.6 LITIGATION. Except as set forth in the HNC Disclosure Letter, to HNC's knowledge, there is no Action pending (or, currently threatened) against HNC which would prohibit or render illegal the Merger or which, if resolved adversely to HNC, would have a material adverse effect on the assets, properties, financial condition, operation results or business of HNC and its subsidiaries taken as a whole.

       4.     COMPANY PRECLOSING COVENANTS

       During the period commencing on the date of this Agreement and ending on the earlier of the Closing or the termination of this Agreement in accordance with the provisions of Section 9, Company and, if indicated below, the Shareholders severally and not jointly covenant and agree with HNC as follows:

              4.1 RESTRICTIONS ON CONDUCT OF BUSINESS. Company and any Subsidiaries shall not, without the prior written consent of HNC (which consent HNC will not unreasonably withhold):

                     (a) enter into any transaction, agreement or understanding with any of its officers, directors, employees, Shareholders or any entity controlled by any of such individuals;

                     (b) license any of its technology or intellectual property except for licenses to end-users in the ordinary course of Company's business consistent with its past practice;

                     (c) enter into any transaction or make any commitment involving an expense or capital expenditure in excess of $50,000, or that cannot be terminated, without penalty, by Company at any time such that there are no surviving obligations of Company subsequent to such termination;

                     (d)    waive or release any material right or claim;

                     (e) terminate any of its management or key development personnel;

                     (f) pay any bonus, royalty, increased salary or special remuneration to any officer, employee or consultant or enter into any new employment or consulting agreement with any such person or materially alter the benefits under any existing Company pension plan, Company benefit plan or Company benefit arrangement;

                     (g) amend or terminate any contract, agreement or license to which it is a party, except those amended or terminated in the ordinary course of Company's business, consistent with its past practice, and which are not material to Company in amount or effect;

                     (h) acquire rights to any technology, product or development tool, except in the ordinary course of Company's business consistent with its past practices;

                     (i) materially change any insurance coverage or issue any certificates of insurance, or allow any insurance coverage to lapse without renewal or replacement with a comparable policy in like amount of coverage;

                     (j) split, combine or reclassify any outstanding shares of its capital stock of any class or series, enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or Series or affecting any other of its stock of any class or Series or other securities, modify any rights of any of its securities, accelerate the vesting of any outstanding option or other security, or otherwise change the equity interest of any of its stock of any class or Series or other securities; or

                     (k) agree to take any of the actions described in the preceding Sections 4.1(a) through 4.1(j).

              4.2 REGULATORY AND OTHER APPROVALS. Company shall use all reasonable efforts to obtain, and shall execute and file (or join in the execution and filing) of any application or other document that may be necessary in order to obtain, promptly, the authorization, approval or consent of any governmental body, federal, state, local or foreign, which may be reasonably required, or which HNC may reasonably request, in connection with the consummation of the Merger. Company and the Shareholders shall use their reasonable efforts to obtain such other written consents and take such other actions as may be necessary or appropriate (in addition to those referred to above in this Section 4.2) if any, to allow the consummation of the Merger.

              4.3 SATISFACTION OF CONDITIONS PRECEDENT. Company and the Shareholders shall use all reasonable efforts to promptly satisfy or cause to be satisfied all the conditions precedent which are set forth in Section 8, and Company and the Shareholders shall use all reasonable efforts to cause the Merger, to be promptly consummated.

              4.4 NO IMPAIRMENT. Company shall not, through any license, encumbrance, transfer or other disposition of any of its assets or properties, any creation of obligations of Company, any issuance of securities, or through any other action or omission, avoid or seek to avoid, or impair or adversely affect the observance or performance of any of the terms to be observed or performed by Company under this Agreement. Company shall at all times in good faith assist in carrying out of all of the provisions of this Agreement. Without limiting the generality of the foregoing, Company shall not:

                     (a) enter into, amend or terminate any transaction, lease, contract or other agreement in a manner that (i) would make HNC's consummate the Merger a breach or violation of any such transaction, lease, contract or other agreement or (ii) would require the consent of any person or entity (other than such consents as have been obtained) for the consummation of the Merger.

                     (b) take any action that would cause Company to be required to obtain the consent of any party (i) to allow the consummation of the Merger, (ii) to allow HNC to carry on any aspect of Company's business after the Merger or (iii) to transfer, assign, vest, perfect or confirm to or in HNC title or any other rights in or to any property, asset or rights of Company upon the consummation of the Merger or otherwise;

                     (c) file a petition in bankruptcy for Company or initiate any other proceeding relating to Company's insolvency, receivership, liquidation, or composition for the benefit of creditors;

                     (d) offer to issue or sell, or issue or sell, any shares of Company's capital stock or other securities of Company in a public offering pursuant to a registration statement filed pursuant to the 1933 Act or any similar or successor law; or

                     (e) agree to take any of the actions described in the preceding Sections 3.4(a) through 3.4(d).

              4.5 NO OTHER NEGOTIATIONS OR AGREEMENTS. Company shall not, and shall not authorize, encourage, direct or permit any officer, director, employee, affiliate or agent of Company, or any other person, on its behalf to, directly or indirectly, solicit or encourage any offer from any party (other than HNC), participate in any negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate with, facilitate or encourage, any effort or attempt by any party (other than HNC), concerning any agreement or transaction regarding the possible disposition of any portion of Company's business, assets or capital stock by merger, consolidation, sale of stock, sale of assets, tender offer or any other means (an "ALTERNATIVE TRANSACTION"). Company shall promptly notify HNC orally and in writing of any such offers, inquiries, proposals, efforts or attempts referred to above in this Section 4.5. In addition, Company shall not execute, enter into or become bound by (a) any letter of intent or agreement or commitment between Company and any third party, whether oral or written, that is related to any Alternative Transaction or that may adversely affect Company's assets or HNC's rights or obligations on the consummation of the Merger, or (b) any agreement or commitment between Company and a third party, whether oral or written, providing for an Alternative Transaction.

              4.6 SHAREHOLDERS. Prior to issuing, agreeing to issue, or permitting the transfer of any shares of stock or other securities of Company to any party and as a condition of any such issuance or transfer, Company shall require such party, to execute and deliver to Company an Indemnity Agreement and shall promptly deliver to HNC true and complete copies of such signed Indemnity Agreement, and shall promptly advise HNC in writing of any new address information provided to Company by a Shareholder hereunder. It shall be a condition to Company's grant of any option and to Company's issuing shares upon the exercise of any option that the holder thereof shall have executed and delivered a Indemnity Agreement as provided in Section 4.6. Company shall take all steps necessary to cause each certificate evidencing any shares of the capital stock of Company to bear a legend similar in substance to the legend provided for in Section 3.3 of the Purchase Option Agreement.

              4.7 INFORMATION. Company shall (a) comply fully with Section 1 of the Investor's Rights Agreement which requires Company to provide certain information, inspection and other rights to HNC, (b) promptly provide in writing all information regarding Company, its business and operations, its prospects, its financial condition and results of operations, and other matters pertaining to Company or HNC's potential investment therein under this Agreement, as HNC reasonably requests from time to time, (c) notify HNC in writing of any material development or change with respect to Company's business, operations, prospects, financial condition or results of operations, promptly after learning of such development or change, (d) upon HNC's request for updated information, promptly notify HNC in writing of any changes that would be made in Company's representations and warranties contained in Section 3 of the Purchase Agreement if those representations were made as of the date of HNC's request for updated information, (e) provide in writing such information (including without limitation all books and records, accounting information, documents and records and other documents and records) as HNC may request and (f) notify HNC in writing promptly after learning of any action, suit, claim, arbitration, mediation, proceeding or investigation by or before any court, arbitrator or arbitration panel, governmental board or agency initiated by or against (or known by Company to be threatened against) Company or any of its directors, officers, employees or agents, or any of the Shareholders, in their capacities as such.

              4.8 401(k) PLAN. COMPANY SHALL TERMINATE ITS 401(k) PLAN EFFECTIVE PRIOR TO THE EFFECTIVE TIME, WHICH TERMINATION SHALL HAVE BEEN AUTHORIZED AND DIRECTED BY COMPANY'S BOARD OF DIRECTORS.

       5.     PRECLOSING COVENANTS OF HNC

       During the period commencing on the date of this Agreement and ending on the earlier of the Closing or the termination of this Agreement in accordance with Section 9, HNC covenants and agrees as follows:

              5.1 REGULATORY AND OTHER APPROVALS. HNC shall use all reasonable efforts to obtain, and shall execute and file (or join in the execution and filing) of any application or other document that may be necessary in order to obtain, promptly, the authorization, approval or consent of any governmental body, federal, state, local or foreign, which may be reasonably required, or which Company or the Shareholders may reasonably request, in connection with the consummation of the Merger. HNC shall use its reasonable efforts to obtain such other written consents and take such other actions as may be necessary or appropriate (in addition to those referred to above in this Section 5.1, if any, to allow the consummation of the Merger.

              5.2 SATISFACTION OF CONDITIONS PRECEDENT. HNC shall use all reasonable efforts to promptly satisfy or cause to be satisfied all the conditions precedent which are set forth in Section 7, and HNC shall use all reasonable efforts to cause the Merger to be promptly consummated.

       6.     CLOSING MATTERS

              6.1 THE CLOSING. Subject to termination of this Agreement as provided in Section 9 below, the Closing of the transactions provided for herein will take place at the offices of Fenwick & West LLP, Two Palo Alto Square, Palo Alto, California 94306 at 10:00 a.m., Pacific Time as promptly as practicable after all conditions to Closing have been satisfied or waived. Promptly after the Closing, the Articles of Merger and such officers' certificates or other documents as may be required to effectuate the Merger will be filed in the office of the Georgia Secretary of State and the Certificate of Merger and such certificates of approval or other documents as may be required to effectuate the Merger will be filed in the office of the Delaware Secretary of State.

              6.2    EXCHANGE OF CERTIFICATES.

                     6.2.1 As of the Effective Time, all shares of Company Common Stock that are outstanding immediately prior thereto will, by virtue of the Merger and without further action, cease to exist, and all such shares will be converted into the right to receive from HNC the number of shares of HNC Common Stock determined as set forth in Section 1.1, subject to Section
1.2 hereof.

                     6.2.2 At and after the Effective Time, each certificate representing outstanding shares of Company Common Stock will represent the number of shares of HNC Common Stock into which such shares of Company Common Stock have been converted, and such shares of HNC Common Stock will be deemed registered in the name of the holder of such certificate. As soon as practicable after the Effective Time, HNC will mail or cause to be mailed to each holder of record of shares of Company Common Stock (a) instructions for use in effecting the surrender of the certificates for such shares (the "COMPANY CERTIFICATES") to HNC for cancellation and (b) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon delivery of Company Certificates to HNC's transfer agent accompanied by the specified documentation, shall confirm acceptance of the Escrow Agreement and shall be in such form and contain such other provisions as HNC may reasonably specify). Each holder of any such shares will then promptly surrender to HNC for cancellation all Company Certificates for such holder's shares of Company Common Stock and, accompanied by the completed and signed letter of transmittal and any other appropriate documentation. If a Company Certificate for any such shares has been lost, the holder of the shares may furnish the transfer agent with an affidavit of lost certificate and, if reasonably requested (in light of the circumstances) by HNC, a bond in such amount as the transfer agent or HNC may reasonably request. Upon surrender of a Company Certificate to HNC for cancellation (or upon delivery of such affidavit and any such bond) together with a duly executed letter of transmittal and such other documents as may be reasonably required by the transfer agent, (a) HNC will cause the transfer agent to issue to such surrendering holder certificate(s) for the number of shares of HNC Common Stock to which such holder is entitled pursuant to
Section 1.1, subject to Section 1.2, less the shares of HNC Common Stock deposited into escrow pursuant to Section 1.1.6, and (b) HNC will distribute any cash payable under Sections 1.1 and 1.2, less the cash deposited in escrow pursuant to Section 1.1.6.

                     6.2.3 All shares of HNC Common Stock and cash delivered upon the surrender of Company Certificates in accordance with the terms hereof will be delivered to the registered holder. After the Effective Time, there will be no further registration of transfers of the shares of Company Common Stock on the stock transfer books of Company. If, after the Effective Time, Company Certificates are presented for transfer or for any other reason, they will be canceled and exchanged and certificates therefor will be delivered as provided in this Section 6.2.

                     6.2.4 Until Company Certificates representing Company Common Stock outstanding prior to the Merger are surrendered pursuant to
Section 6.2.2 above, such certificates will be deemed, for all purposes, to evidence ownership of (a) the number of shares of HNC Common Stock into which the shares of Company Common Stock will have been converted and (b) the right to receive cash as provided in Sections 1.1 and 1.2.

              6.3 ASSUMPTION OF OPTIONS. Within a reasonable time period, and in any event within 30 days, after the Effective Time, HNC will notify in writing each holder of a Company Option of: (a) the assumption of such Company Option by HNC, (b) the conversion of such Company Option into a HNC Option, (c) the number of shares of HNC Common Stock that are subject to such HNC Option and (d) the exercise price of such HNC Option as determined pursuant to Section 1.1.3. HNC will use its diligent efforts to cause the shares of HNC Common Stock that are subject to issuance upon exercise of the HNC Options that are issued upon conversion of Company Options pursuant to
Section 1.1.3 to be registered on a registration statement (or to be issued pursuant to a then-effective registration statement) on Form S-8 (or any successor form) under the 1933 Act as soon as reasonably practicable after the Closing and will use its diligent efforts to maintain the effectiveness of such registration statement or registration for so long as such options remain outstanding and HNC Common Stock is registered under the 1934 Act.

       7.     CONDITIONS TO OBLIGATIONS OF COMPANY

       Company's obligations hereunder are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by Company, but only in a writing signed by Company):

              7.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of HNC set forth in Section 3 shall be true and accurate in all material respects on and as of the Closing Date with the same effect as if they had been made on and as of the Closing Date (except that, to the extent such representations and warranties address matters only as of a particular date, such representations and warranties shall, to such extent, be true and correct as of such particular date). Company shall have received a certificate to such effect executed on behalf of HNC by a duly authorized officer of HNC.

              7.2 COMPLIANCE WITH COVENANTS. HNC shall have performed and complied in all material respects with all of its covenants contained in
Section 5 on or before the Closing, and Company shall have received a certificate to such effect signed on behalf of HNC by a duly authorized officer of HNC.

              7.3 COMPLIANCE WITH LAW. There shall be no order, decree, or ' ruling by any court or governmental agency or threat thereof, or any other fact or circumstance, which would prohibit or render illegal the Merger.

              7.4 GOVERNMENT CONSENTS. There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken all such other action, as may be required to consummate the Merger by all regulatory authorities having jurisdiction over the parties and the actions herein proposed to be taken, including but not limited to requirements under applicable federal and state securities laws.

              7.5 LEGAL OPINION. Company shall have received an opinion, effective on the date of Closing, from HNC's legal counsel in such form and to such effect as shall be reasonably satisfactory to Company's legal counsel.

       8.     CONDITIONS TO OBLIGATIONS OF HNC

       The obligations of HNC hereunder are subject to the fulfillment or satisfaction on, and as of the Closing, of each of the following conditions (any one or more of which may be waived by HNC, but only in a writing signed on behalf of HNC by its Chief Executive Officer or Chief Financial Officer):

              8.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of Company set forth in Section 2 shall be true and accurate in all material respects on and as of the date hereof and at and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except that, to the extent such representations and warranties address matters only as of a particular date, such representations and warranties shall, to such extent, be true and correct as of such particular date). HNC shall have received a certificate to such effect executed on Company's behalf by its President or Chief Executive Officer.

              8.2 COMPLIANCE WITH COVENANTS. Company shall have performed and complied in all material respects with all of its covenants contained in
Section 4 on or before the Closing, and HNC shall have received a certificate to such effect signed on Company's behalf by its President or Chief Executive Officer.

              8.3 COMPLIANCE WITH LAW. There shall be no order, decree, or ruling by any court or governmental agency or threat thereof, or any other fact or circumstance, which would prohibit or render illegal the Merger. If the HSR Act is applicable to the Merger, all waiting periods under the HSR Act shall have expired. No governmental authority shall have requested or required, whether by an order, decree, ruling or otherwise, that HNC divest itself of any of its assets, properties or business, or that HNC divest or not acquire, any of the assets, properties or business of Company.

              8.4 GOVERNMENT CONSENTS. There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken all such other actions, as may be required to consummate the Merger by all regulatory authorities having jurisdiction over the parties and the actions herein proposed to be taken, including but not limited to requirements under applicable federal and state securities laws.

              8.5 REQUISITE COMPANY APPROVALS. This Agreement and the Merger shall have been duly approved and adopted by Company's Shareholders as required by all applicable laws, Company's Articles of Incorporation and Bylaws and any agreement to which Company and/or any Shareholder is a party.

              8.6 CONSENTS. HNC shall have received duly executed copies of all material third-party consents, approvals, assignments, waivers, authorizations or other certificates contemplated by this Agreement or deemed necessary by HNC's legal counsel to provide for the continuation in full force and effect of any and all of Company's agreements and the continued availability to HNC, after the Closing, of any asset or property that is material to Company's business, operations, prospects or financial condition, and for HNC to consummate the transactions contemplated hereby in form and substance reasonably satisfactory to HNC, except for such thereof as HNC and Company shall have agreed in writing need not be obtained.

              8.7 NO LITIGATION. No Action shall be threatened or pending for the purpose or with the probable effect of enjoining, restraining or restricting or preventing the consummation of the Merger or HNC's ownership or operation of Company's assets or business.

              8.8 MATERIAL ADVERSE CHANGE; ADDITIONAL CERTIFICATES. There shall have been no material adverse change in the business, affairs, prospects, operations, properties, assets or condition (financial or otherwise) of Company since the Balance Sheet Date, and the three Founders shall then be employed on a full-time basis by Company. HNC shall have received a certificate to such effect signed on Company's behalf by its President or Chief Executive Officer. HNC shall have also received the Per Share Certificate.

              8.9 NONCOMPETITION AND OTHER AGREEMENTS AND ACCEPTANCES. No Founder shall have attempted to revoke or terminate his Noncompetition Agreement or Employment Agreement or the Liquidated Damages Escrow Agreement or taken any action that caused or will cause such revocation or termination. No Shareholder shall have attempted to revoke or terminate such Shareholder's Indemnity Agreement or Consent or taken any action that caused or will cause such revocation or termination. Each Founder, and each other employee of Company to whom HNC extends an offer of employment, shall have executed and delivered to HNC an Invention and Confidentiality Agreement, to be effective upon consummation of the Merger. To the extent requested by HNC, each employee of Company shall have accepted employment offer letters delivered by HNC to be effective upon consummation of the Merger. The Escrow Agent shall have entered into the Escrow Agreement.

              8.10 TERMINATION OF RIGHTS. Any registration rights, rights of first offer or refusal, or redemption rights of any Company Shareholder shall have been terminated or waived as of the Closing.

              8.11 RESIGNATIONS. The directors of Company in office immediately prior to the Effective Time of the Merger shall have resigned as directors of Company effective as of the Effective Time of the Merger.

              8.12 LEGAL OPINION. HNC shall have received an opinion, effective on the date of Closing, from Company's legal counsel in such form and to such effect as shall be reasonably satisfactory to HNC's legal counsel.

       9.     TERMINATION OF AGREEMENT

              9.1    Prior to Closing.

                     9.1.1 This Agreement may be terminated at any time prior to the Closing by the mutual written consent of HNC and Company.

                     9.1.2 Unless previously terminated pursuant to Section 9.1.1, this Agreement may be terminated upon notice by either HNC or Company if all the conditions to Closing have not been satisfied or waived on or before March 31, 2000, other than as a result of a material breach of this Agreement by the terminating party.

              9.2 For Material Breach. HNC, on the one hand, and Company, on the other hand, may terminate this Agreement by written notice to the other party (a) if such other party has committed a material breach of any covenant or agreement contained in this Agreement and such breaching party fails to cure such material breach within the earlier of (i) 30 days immediately following delivery of written notice of such material breach by the terminating party to the breaching party or (ii) the date of any termination of this Agreement pursuant to Section 9.1.2; PROVIDED, HOWEVER, that the 30-day period specified in (i) above shall be increased to the extent that such breaching party has taken reasonable efforts during that period to cure such material breach and a reasonable likelihood exists that such material breach shall be cured within a reasonable period of time based upon the nature of the breach to be cured; or (b) immediately if any material representation made by such other party in this Agreement (including any representation incorporated by reference herein) is materially inaccurate, subject to the applicable statute of limitations.

              9.3 Certain Continuing Obligations. Following any termination of this Agreement pursuant to this Section 9, a party hereto shall continue to be liable, subject to the applicable statute of limitations, for any breaches of this Agreement (including without limitation breaches of representation, warranty, covenant or agreement) committed by such party prior to such termination, but shall not be required to continue to perform their other covenants under this Agreement.

              9.4    Fees and Expenses. Except as set forth in this
Section 9.4, each party will bear its respective expenses and fees of its own accountants, attorneys and other professionals incurred with respect to this Agreement and the transactions contemplated hereby. If the Merger is consummated, HNC will pay at or within five business days following the Closing the reasonable accounting and attorneys' fees and expenses and other fees and expenses incurred by

Company in connection with the Merger (including those fees and expenses specifically set forth in Company Disclosure Letter), up to a maximum amount of $30,000. Company will not incur in connection with the Merger more than $30,000 in such fees and expenses unless any such fees or expenses incurred by Company in excess of the applicable amount set forth for above are paid by Company Shareholders on or before the Closing.

       10.    MISCELLANEOUS

              10.1 Survival. The representations, warranties and covenants of Company contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of any party hereto or such party's counsel.

              10.2 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.

              10.3 Governing Law. This Agreement shall be governed by and construed under the internal laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California, without reference to principles of conflict of laws or choice of laws.

              10.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

              10.5 Headings. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs, exhibits and schedules shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits and schedules attached hereto, all of which exhibits and schedules are incorporated herein by this reference. The terms "including," "includes," or similar terms shall be deemed to mean that certain items are being referred to without limitation or exclusion of other items. The term "costs" shall be deemed to include "expenses" and vice versa.

              10.6 Notices. Any notice or other communication required or permitted to be given under this Agreement shall be in writing, shall be delivered by personal delivery, overnight courier service, certified or registered mail (postage prepaid), or by facsimile, and shall be deemed given
(a) upon delivery, if delivered personally, (b) one business day after deposit with a national overnight courier service for overnight delivery, or
(c) one business day after transmission by facsimile with confirmation of receipt, and (d) three business days after deposit in the mails, if mailed by registered or certified mail, postage prepaid, to the following addresses:

                     (i)    If to HNC:

                            HNC Software Inc.
                            5935 Cornerstone Court West
                            San Diego, CA  92121
                            Fax No. (619) 799-8398
                            Attention:  Chief Financial Officer

                            With a copy (which shall not constitute notice) to:

                            Fenwick & West LLP
                            Two Palo Alto Square
                            Palo Alto, CA 94306
                            Fax No. (650) 494-1417
                            Attention:  Kenneth A. Linhares, Esq.

                     (ii)   If to Company:

                            ONYX Technologies, Inc.
                            5775-D Glenridge Drive, Suite 400
                            Atlanta, GA 30328
                            Fax No. (404) 874-8171
                            Attention:  Chief Executive Officer

                            With a copy (which shall not constitute notice) to:

                            King & Spalding
                            191 Peachtree Street
                            Atlanta, GA 30303-173
                            Fax No. (404) 572-5100
                            Attention:  Lynn Scott, Esq.

                     (iii) If to any other Shareholder, at the address set forth below Shareholder's signature on the signature page hereto.

or to such other address as a party may have furnished to the other parties in writing pursuant to this Section 11.6, EXCEPT THAT notices of change of address shall only be effective upon receipt.

              10.7 NO FINDER'S FEES. Each party represents that it neither is nor will be obligated for any finder's or broker's fee or commission in connection with this transaction. Each party hereto agrees to indemnify and to hold harmless the other parties hereto from any liability for any commission or compensation in the nature of a finders' or broker's fee (and any asserted liability) for which the indemnifying party is responsible.

              10.8 SPECIFIC PERFORMANCE. HNC and the Company recognize and agree that if for any reason any of the provisions of this Agreement are not performed by any party hereto in accordance with their terms or are otherwise breached, then the other parties hereto will suffer immediate and irreparable harm or injury for which money damages will not be an adequate remedy. Accordingly, HNC and Company agree that, in addition to any other remedies, HNC and Company shall be entitled to an injunction restraining any violation or threatened violation by any other party hereto of the provisions of this Agreement and a decree ordering such other party to specifically perform its obligations under this Agreement. In the event that any claim in equity shall be brought by HNC or Company in an arbitration, before a court or otherwise to enforce the provisions of the Agreement, the other party hereto shall not allege, and each of the other parties hereto hereby waives the defense, that there is an adequate remedy at law.

              10.9 OTHER REMEDIES. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other.

              10.10 ATTORNEYS' FEES. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing parties shall be entitled to recover from the other parties to such action the prevailing parties reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such prevailing parties may be entitled.

              10.11 AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of HNC or Company, as applicable. Any amendment or waiver effected in accordance with this Section
10.11 shall be binding upon HNC and Company and each of their successors and permitted assigns. The waiver by a party of any breach hereof or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default. The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

              10.12 SEVERABILITY. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be determined to be invalid or unenforceable, then the remainder of this Agreement and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to give effect to the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision, or to otherwise construe such provision in a manner that renders it valid and enforceable.

              10.13 ABSENCE OF THIRD PARTY BENEFICIARY RIGHTS. No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder or partner of any party hereto.

              10.14 ENTIRE AGREEMENT. This Agreement constitutes the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto.

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Reorganization as of the date first above written.

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ONYX TECHNOLOGIES, INC.                HNC SOFTWARE INC.


By:  /s/ James Kell Canty              By:  /s/ Kenneth J. Saunders
    --------------------------------       --------------------------------
Print Name:  James Kell Canty          Print Name:  Kenneth J. Saunders
            ------------------------               ------------------------
Title:  President                      Title:  Chief Financial Officer
       -----------------------------          -----------------------------


FW2 ACQUISITION CORP.



By:  /s/ Kenneth J. Saunders
    --------------------------------
Its:
    --------------------------------


            [SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION]

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                                LIST OF EXHIBITS

Exhibit A         Articles of Merger and Certificate of Merger
Exhibit B         Representation and Indemnity Agreement and Consent
Exhibit C         Noncompetition Agreement
Exhibit D         Employment Agreement
Exhibit E         Liquidated Damages Escrow Agreement
Exhibit F         Registration Rights Agreement
Exhibit G         Escrow Agreement